Exhibit 99.1
Contact: Paul Jackson	FOR IMMEDIATE RELEASE
(860) 728-7912	www.utc.com

UTC REPORTS 3RD QUARTER EARNINGS PER SHARE 5% HIGHER AND $1 BILLION IN CASH FLOW FROM OPERATIONS; CONFIRMS CONSENSUS ESTIMATE OF $4.65 FOR FULL YEAR EARNINGS PER SHARE

HARTFORD, Conn., October 16, 2003 - United Technologies Corp. (NYSE: UTX) today reported third quarter 2003 earnings per share increased to $1.27, up 6 cents or 5% from the same quarter last year. Net income rose 4 percent to $639 million. Consolidated revenues rose 9 percent to $8.0 billion, primarily due to the acquisition of Chubb plc during the quarter.

Third quarter cash flow from operations was $1.0 billion including a voluntary pension contribution of $125 million. Capital expenditures for the quarter were $126 million. Acquisition related spending was $2.1 billion, principally for Chubb. The debt to total capital ratio was 35 percent, 2 points below December 31, 2002.

"UTC's global business balance and productivity led performance have again overcome unfavorable market conditions in some sectors, notably commercial aviation," said Chairman and Chief Executive Officer George David. "We're confirming the consensus full year earnings estimate of $4.65," he said.

"In the quarter, Otis and Carrier reported double digit operating profit growth. Pratt & Whitney and Hamilton Sundstrand military revenues also increased double digits. Of particular note, we completed assembly of the first production configuration F135 engine for the Joint Strike Fighter ahead of schedule during the quarter. Foreign currency translation also boosted results in the quarter," David continued. "Although commercial aviation remains at the low end of the cycle, we did see some improvement in aftermarket volumes from the prior and first quarters."

"Cash flow was again exceptionally strong, exceeding net income even net of the $125 million pension plan contribution and capital expenditures. On the same basis, we now expect cash flow in the range of net income for the year. Exceptionally strong cash flow in part supported UTC's 30% dividend increase in the quarter."

For the first nine months of 2003, UTC reported EPS of $3.53, 5 percent above last year's $3.36. Net income increased to $1.77 billion from $1.70 billion. Cash flow from operations was $2.08 billion and after capital expenditures of $322 million, equaled net income. Revenues for the first three quarters were $22.4 billion, up 7 percent from the same period in 2002.

The accompanying tables include information integral to assessing the company's financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release includes "forward looking statements" that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see UTC's SEC filings as updated from time to time, including, but not limited to, the discussion included in the Business section of UTC's Annual Report on Form 10-K under the headings "General", "Description of Business by Segment" and "Other Matters Relating to the Corporation's Business as a Whole" and the information included in UTC's 10-K and 10-Q reports under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

# # #

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Millions, except per share amounts)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2003	2002	2003	2002

Revenues	$7,954	$7,299	$22,446	$20,997

Cost and Expenses
Cost of goods and services sold	5,713	5,238	16,198	14,913
Research and development	260	270	776	913
Selling, general and administrative	933	789	2,554	2,341
Interest	95	93	279	288
	7,001	6,390	19,807	18,455

Income before income taxes and minority interests	953	909	2,639	2,542
Income taxes	(267)	(258)	(739)	(722)
Minority interests	(47)	(39)	(127)	(117)
Net Income	$639	$612	$1,773	$1,703

Earnings Per Share of Common Stock
Basic	$1.34	$1.28	$3.73	$3.55
Diluted	$1.27	$1.21	$3.53	$3.36

Average Shares (in millions)
Basic	470	473	469	473
Diluted	504	505	502	506

 See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
SEGMENT REVENUES and OPERATING PROFIT

(Unaudited) (Millions)	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	Revenues

Otis	$1,941	$1,745	$5,717	$4,961
Carrier	2,453	2,340	7,050	6,777
Pratt & Whitney	1,859	1,882	5,538	5,597
Flight	1,424	1,500	4,133	4,088
Segment Revenue	7,677	7,467	22,438	21,423
Eliminations and other	277	(168)	8	(426)

Consolidated Revenues	$7,954	$7,299	$22,446	$20,997

	Operating Profit

Otis	$350	$285	$1,000	$782
Carrier	304	276	818	672
Pratt & Whitney	281	333	826	986
Flight	199	199	559	549
Segment Operating Profit	1,134	1,093	3,203	2,989
Eliminations and other	(35)	(43)	(120)	-
General corporate expenses	(51)	(48)	(165)	(159)

Consolidated Operating Profit	$1,048	$1,002	$2,918	$2,830

Quarter ended September 30:
During the third quarter of 2002, the Corporation recorded a curtailment gain in the segments associated with the modification of its post-retirement medical and life insurance benefits. The gain was more than offset by restructuring and related charges of $62 million recorded in the segments in the quarter. Restructuring and related charges for the third quarter ended 2003 were approximately $11 million.

Nine months ended September 30:
Segment operating profit for the nine months ended September 30, 2002 includes restructuring and related charges of approximately $195 million. The amounts recorded in the first quarter were as follows: Otis - $16 million, Carrier - $74 million, Pratt & Whitney - $9 million and Flight Systems - $5 million. Charges of $29 million and $62 million were recorded in both the commercial and aerospace businesses during the second and third quarters, respectively.

Operating profit for the nine months ended September 30, 2003 includes restructuring and related charges of approximately $44 million.

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEET

(Millions)	September 30, 2003 (Unaudited)	December 31, 2002 (Audited)
Assets

Cash and cash equivalents	$1,421	$2,080
Accounts receivable, net	4,971	4,277
Inventories and contracts in progress, net	3,963	3,803
Other current assets	1,789	1,675
Total Current Assets	12,144	11,835

Fixed assets, net	4,899	4,587
Goodwill, net	9,135	6,981
Other assets	7,884	5,771

Total Assets	$34,062	$29,174

Liabilities and Shareowners' Equity

Short-term debt	$806	$241
Accounts payable	2,695	2,095
Accrued liabilities	6,458	5,651
Total Current Liabilities	9,959	7,987

Long-term debt	4,650	4,632
Other liabilities	8,908	7,772

ESOP Convertible Preferred Stock, net	426	428

Shareowners' Equity:
Common Stock	5,756	5,447
Treasury Stock	(5,241)	(4,951)
Retained Earnings	12,137	10,836
Accumulated other non-shareowners' changes in equity	(2,533)	(2,977)
	10,119	8,355

Total Liabilities and Shareowners' Equity	$34,062	$29,174

Debt Ratios (Net debt is total debt less cash):
Debt to total capitalization (debt plus equity)	35%	37%
Net debt to total capitalization	29%	25%

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CASH FLOWS FROM OPERATIONS

(Unaudited)
(Millions)	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Income	$639	$612	$1,773	$1,703
Adjustments to reconcile net income
to net cash flows provided by operating activities
Depreciation and amortization	203	173	570	537
Deferred income taxes and minority interest	152	113	404	315
Changes in working capital	125	7	(84)	(120)
Contribution to domestic pension plans	(125)	-	(725)	-
Other, net	28	(40)	139	(145)
Net Cash Flows Provided by Operating Activities	$1,022	$865	$2,077	$2,290

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
Note to Condensed Consolidated Financial Statements

(1)   Certain reclassifications have been made to prior year amounts to conform to current year presentation.